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                                                                   Exhibit 99.1

[MIDCOM LOGO]

        FOR IMMEDIATE RELEASE
        ---------------------



Contact:        Teresa C. Stackpole
                Director, Corporate Communications
                206/628-6115


                       MIDCOM ANNOUNCES MERGER AGREEMENT
                              WITH PHOENIX NETWORK

               SECOND QUARTER RESULTS SHOW SEQUENTIAL IMPROVEMENT
                          IN REVENUE AND GROSS MARGIN

SOUTHFIELD, MI (August 13, 1997) - MIDCOM Communications Inc. (NASDAQ: MCCI) today announced that it has signed a definitive agreement with Phoenix Network, Inc. (AMEX: PHX) to merge the two companies. The merger is expected to close by year-end, subject to the approvals of the shareholders of MIDCOM and Phoenix Network, the receipt of governmental approvals and subject to MIDCOM raising at least $20.0 million in financing prior to closing. Concurrently, MIDCOM also reported financial results for the quarter ended June 30, 1997.

        On August 13, 1997 the companies executed a definitive agreement to merge Phoenix Network into MIDCOM. Like MIDCOM, Phoenix Network offers core long distance service as well as a variety of other telecommunications services to the small to medium-sized commercial market.

        "We believe this merger will create a number of synergies which should result in significant savings and thereby enable us to reach profitability earlier than previously projected," said MIDCOM president and chief executive officer, William H. Oberlin. "We expect this merger to be accretive to earnings in both the short and long term. The addition of Phoenix Network's minutes will result in lower unit costs on our network and provide a broader base of support for our overhead, as well as a larger pool of customers to cross-sell."

        For the six months ended June 30, 1997, Phoenix Network reported revenues of $41.3 million and MIDCOM reported revenue of $49.4 million, resulting in an annualized revenue run rate of over $180.0 million for the combined company.

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        "We are very pleased about the merger and believe we have joined forces with an innovative, fast-growing company," said Wallace M. Hammond, president and chief executive officer for Phoenix Network. "From our perspective, the merger also provides us with an impressive national switched network and a more diverse sales strategy."

        Phoenix Network currently has three DMS 250 long distance switches located in Minneapolis, Colorado Springs and Phoenix, adding three new facilities-supported markets for MIDCOM. Phoenix also announced on August 13, 1997 that it has reached an agreement to purchase Trans National Communications, (TNC), a leading provider of long distance affinity marketing programs with $22.2 million in revenue for the six months ended June 30, 1997. The TNC acquisition is subject to MIDCOM's due diligence.

        In delivering its results for the quarter ended June 30, 1997, MIDCOM reported net revenue of $25.1 million, down from $40.8 million for the same quarter of 1996, but up sequentially from $24.3 million for the first quarter of 1997. Gross margin for the quarter was 27.3 percent, up sequentially from
26.0 percent in the prior quarter.

        MIDCOM also reported a net loss of $26.2 million ($1.71 per share) for the quarter as compared to a net loss of $44.7 million ($2.89 per share) in the year ago quarter. The loss in the current quarter included a non-recurring charge of $2.5 million related to relocation of the company's headquarter's from Seattle, Washington to Southfield, Michigan. Without this charge, MIDCOM's loss for the quarter would have been $23.8 million ($2.55 per share). Results in the year-ago quarter included a one-time charge of $18.8 million related to loss on impairment of assets.

        "We're obviously pleased to report continued revenue growth and margin improvement," said Oberlin. "We had targeted even stronger results in both areas, and we would have achieved them but for the impact of errors discovered in the integration of one of the company's earlier acquisitions. These errors have now been corrected and we continue to expect our revenue growth rate to accelerate going forward," he added.

        The reported sequential increase in gross margin to 27.3 percent in the current quarter from 26.0 percent in the prior quarter, and 25.1 percent in the fourth quarter of 1996, is attributable to several factors, including successful renegotiation of supply contracts with underlying carriers. Going forward, the company expects gross margin to continue to improve as a result of the installation of its nationwide switched network.

        Direct sales for the quarter again established an all-time high, with new orders for service totaling over $2.7 million, up 17.4 percent from the prior quarter. "We're very
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encouraged by the rate at which internal sales continue to ramp up and, with the added benefit of having a switched network in place, we expect more improvement as we go forward," said Oberlin. "Beyond that, having our own network should enable us to accelerate improvements to our provisioning capabilities."

        The merger of MIDCOM and Phoenix is structured as a pooling of interests, while the Phoenix acquisition of TNC will be accounted for as a purchase. Under terms of the agreement, MIDCOM will acquire all outstanding shares of Phoenix common stock for 9.1 million shares of MIDCOM common stock. The agreement also specifies that, if the TNC acquisition is completed, MIDCOM will provide approximately 1.5 million additional shares of its common stock to Phoenix as well as assume approximately $15.7 million of debt. In addition, Wallace Hammond and Phoenix board member Charles C. McGettigan will be appointed to MIDCOM's board of directors. Hammond will also join the MIDCOM management team.

Forward-looking Statements

        Statements in this news release concerning future results or expectations, including growth in sales, improving margins, cost savings and other benefits resulting from the merger with Phoenix Network, completion of the merger and return to profitability are forward-looking statements. Actual results, performance, cost-savings, or developments could differ materially from those expressed or implied by such forward-looking statements as a result of known and unknown risks, uncertainties and other factors including those identified in the company's Annual Report on Form 10-K and those described from time to time in the company's other filings with the Securities and Exchange Commission, press releases and other communications.

        Founded in 1989, MIDCOM Communications Inc. provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company has regional offices located throughout the nation and currently invoices approximately 100,000 customer locations per month.


                                      ####

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                           MIDCOM COMMUNICATIONS INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (Unaudited)


                                                   Three months ended               Six months ended
                                                        June 30,                         June 30,
                                               ----------------------------------------------------------
(In thousands, except per share data)             1997            1996            1997            1996
---------------------------------------------------------------------------------------------------------
Revenue                                         $ 25,113        $ 40,805        $ 49,419        $ 93,860
Cost of revenue                                   18,246          29,589          36,223          67,536
                                               ----------------------------------------------------------
Gross profit                                       6,867          11,216          13,196          26,324

Operating expenses:
  Selling, general and administrative             22,522          15,843          40,835          32,314
  Depreciation                                     1,379           1,323           2,785           2,674
  Amortization                                     4,283           7,858           8,600          16,536
  Settlement of contract dispute                       -           8,800               -           8,800
  Restructuring charge                             2,451             600           2,451           2,220
  Loss on impairment of assets                         -          18,765               -          18,765
                                               ----------------------------------------------------------
                                                  30,635          53,189          54,671          81,309
                                               ----------------------------------------------------------

Operating loss                                   (23,768)        (41,973)        (41,475)        (54,985)

Other expense (income):
  Interest expense, net                            2,430           2,544           4,737           3,910
  Other expense (income), net                         31             144            (252)            266
                                               ----------------------------------------------------------
Loss before provision for income taxes           (26,229)        (44,661)        (45,960)        (59,161)
Provision for income taxes                             -               -               -               -
                                               ----------------------------------------------------------
Net loss                                        $(26,229)       $(44,661)       $(45,960)       $(59,161)
                                               ==========================================================

Net loss per share                                $(1.71)         $(2.89)         $(2.95)         $(3.86)
                                               ==========================================================

Weighted average common
  shares outstanding                              15,340          15,445          15,596          15,321
                                               ==========================================================